EXHIBIT 10(a): Agreement for Feasibility Study


                      Gec Consultants, Inc.
           4604 Birchwood Ave. - Skokie, IL 60076-3835
                 847-674-6310 - FAX 847-674-3946
                  Email: gec@gecconsultants.com
                  http://www.gecconsultants.com

                 AGREEMENT FOR FEASIBILITY STUDY

Exhibit "A"
DETERMINATION OF FEES: Upon your acceptance of this agreement you shall pay GEC Consultants, Inc. (GEC) a retainer of Two Thousand ($2,000.00) dollars for a start-up of the Feasibility Study Project to be provided as follows: Development of a Feasibility Study directed at investors for St. George Clipper Bar & Restaurant c/o Christos E. Loukas to be prepared with your cooperation and input. This, to be finished in sex weeks or sooner, printed and bound suitable for presentation to the directed party above.

Exhibit "B"
The total fee for the project listed will be a base total of $4,000.00. Please note that capital fund raising, franchising, Total Quality Management analysis, architectural engineering and interior design work must be done by others and will require separate agreements with an architect, engineers, interior decorators, franchise or financial source attorneys and TQM experts of your choice. Also, general contracting for all construction activities requires the selection and agreement with a general contractor of your choice. GEC shall not be held accountable or liable for the activities, actions, results or costs of any of the agencies mentioned in this section. Exhibit"C"

ACCEPTANCE BY CLIENT OF PROJECT BY MODULES

Acceptance is hereby given to\for GEC to proceed with consulting service on the following modules listed by number :or for services described above in Exhibit "A."




For Client
I request that you begin on the following date: 4-1-03

and a retainer of $2,000 is attached.

SIG: /s/

FOR: S.G.C. Holdings

Title: President

For GEC CONSULTANTS, INC.

RECEIPT  OF  INSTRUCTIONS, RETAINER AND AUTHORITY TO  PROCEED  IS
ACKNOWLEDGED.

/s/
BY: LLOYD M. GORDON
 PRESIDENT








EXHIBIT "D"    CHEDULE OF NORMAL HOURLY FEES
     For services not normally included in the Study

Planning Services        $175.00 per hour

This includes the preparation of those items which allow us and the client to determine the scope and economic feasibility of the project e.g., site investigation, flow diagram and material balances, preliminary layouts and calculations, order-of-magnitude capital cost estimates, manning charts, operating cost estimates, project schedules, and economic justification reports.

Design Services          $200.00 per hour

These services allow us to coordinate the definition of the scope of the project through drawings and specifications in sufficient detail to enable the client to obtain, competitive bids from qualified vendors and contractors and to construct the desired facilities. This includes obtaining professionals to provide process, mechanical, structural civil, electrical, and architectural designs and specifications.

Contract Management Services  $200.00 per hour

GEC and a licensed architect of your choice will assist in coordination so that qualified vendors and contractors bid, dig their bids are analyzed accurately and that they understand the schedules and budgets involved in the project. This includes the preparation of bid documents, the pre-qualifying of suppliers regarding financial stability and competence, the receipt of bids, their analysis and the preparation of recommendations and purchase order forms for the client's signature. It also includes tracking and expediting of the orders once they are issued. A monthly project report will be issued which will indicate percent variance from the project budget and schedule. This phase can also include vendor submittal approvals if necessary.

These Hourly Fees include reimbursement for:

GEC Salaries and for the associated payroll costs of Social Security, State and Federal Workmen's Compensation, Unemployment Insurance, paid holidays, sick leave, vacation, group insurance, incentive program and retirement benefits.
The GEC office and administrative overhead costs of rent, heat and light, drafting supplies, local telephone and travel costs in
the   Chicago   area,  insurance,  taxes,  administrative   staff
salaries, overtime premium pay for our hourly paid employees, non-reimbursable time, and a profit.

A retainer may be requested







EXHIBIT "E"    OUT-OF-POCKET COST SCHEDULE

In addition to the agreed upon Hourly Rate and/or Fixed Fee, for the project we will invoice for those of the following Out-of-
Pocket costs incurred in carrying out the assignment as defined below:

1.   Long distance communication, travel and subsistence for Home
Office personnel at actual cost.

2.    Xerographic reproductions, Xerox copies, etc. at  $.75  per square  foot plus postage; Other reproducibles at cost  plus  10%
plus postage.

3. Subsistence, living and travel, allowances for resident field personnel assigned to the job site, the costs for periodic travel between the job site and their permanent home and travel expenses in and around the site area.

4. Field office and costs such as rent, heat, light, equipment rentals, supplies, telephone, secretarial, project car and/or truck, etc. at actual cost

5. Travel time and the time spent in meetings, conferences, field visits, expediting, etc., at any location by Home Office
Personnel will be charged at the same Hourly Rates and/or Fees unless some other terms are specified in the Agreement.

6. Subcontracted services, such as soils investigations, surveys, laboratory testing, shop fabrication details, etc., at the actual contract price plus 25% to cover additional liability
Insurances and other administrative costs.

7. Local and long distance automobile travel will be invoiced at .38 per mile.

8. Meal expenses for meetings incurred on behalf of the client billed at our cost including tips.
9. Printing expenses for the preparation of manuals, forms, menus, etc. will be billed at cost plus 10%.


EXHIBIT "F"

That Payments shall be made by check upon receipt of invoice for modules or phases completed and associated costs. Fees for additional or partial services will be billed to you at our regular rate of $175 per hour. Expenses incurred on, your behalf, with your approval, will be billed to you at cost or as stated in Exhibits "D" and "E"..

Air travel will be billed to you at our net. Secretarial service for additional manuscripts or statistical typing is billed at $28 per hour. Computer time, additional to that of the modules listed above is billed at $75 per hour determined on a 1/10 hour basis. For extended on-site visits, all travel and living expenses are billed at our net cost.


EXHIBIT "G"    GENERAL CONDITIONS


INSURANCE AND LIABILITIES

GEC is not liable for any charges made by or for the Owner or Contractor for the cost of lost time for field or plant office labor, for any materials or equipment costs, nor the costs of Owner lost production and sales.

The extent of any GEC liability over and above that provided by the insurance coverages specified herein is limited to the re-performance of any consulting work deemed not done in accordance with accepted professional consulting standards.

The Owner will, indemnify and hold GEC harmless from any legal action for which GEC is not judged liable resulting from GEC's participation in the work and its use by the Owner for personal injury or property damage brought by third parties. The Owner will reimburse GEC for the Hourly Fee Charges and Out-of-Pocket Costs GEC incurs in defending any such action and for the costs incurred for any legal fees or other charges for legal defense, liabilities or claims and deductibles in GEC insurance policies. This indemnification provision extends for the period of time provided for in the applicable Statute of Limitations covering such claims.

The Owner will be notified of the filing of any such claim by a Third Party at the time the notice of the claim is received by GEC.


DESIGN-ENGINEERING

It is understood that if the Owner and/or Contractor believe consulting errors or omissions of any nature exist, GEC assumes no liability unless GEC is permitted, at the Owner's expense and as the Owner's consultant, to review the situation in the field; determine the problem and recommend the manner in which the situation is to be corrected. Such a review is not to be construed as an admission that, in fact, an error or omission was committed by GEC.


SHOP DRAWING APPROVALS

When GEC is asked to review shop drawings prepared by others, the GEC review is limited to determining in general that these drawings conform to the project design concept. In the event that discrepancies, deviations or conflicts between the shop drawings and design drawings and specifications are discovered, either prior to or after GEC's processing the design drawings and specifications shall be followed.


COST ESTIMATES

Cost estimates prepared by GEC shall be based upon the degree of consulting work authorized by the Owner. This work will be evaluated in relation to construction methods known to them and adjusted for the appropriate area construction costs indexes. The estimates are not to be considered the final cost of the project.


PROJECT SCHEDULE

Project   schedules  are  developed  by  GEC  using  their   past
experience and the current availability of labor, material and equipment, and do not constitute a firm final date for the project completion.


WAIVER OF LIABILITY FOR PRIOR SITE CONDITIONS

GEC assumes all existing structures and facilities adjacent to or connected in any way with the project site and all Owner procedures meet with all local, state and Federal Codes and GEC assumes no liability for any violations of these codes. It is GEC's responsibility to meet with the requirements of such codes only in the performance of the work authorized in their agreement with the Owner.


OTHER SERVICES

When GEC provides Purchasing, Accounting, Field Engineering, or Contract Management, GEC does not extend any warranties or guarantees for any items of equipment or material, or for the work of the contractors employed by GEC for the Owner or recommended by GEC to the Owner and hired by him or employed directly by the Owner. The Owner is protected only by the warranties or guarantees extended by these vendors and contractors and the contract documents.


INVOICING

It is our normal practice to invoice at weekly intervals for the fees earned and the Costs incurred in the preceding period. We will bill in accordance with the Project Fee as stated in Exhibit "A" or when necessary at the hourly Fee Schedule Exhibit "A" and the Out-of-pocket Cost Schedule, Exhibit "B", all attached hereto and made a part hereof. We will not exceed the estimated sum without written approval and a means for our continued reimbursement.


TERMINATION

It is our policy that a client may terminate any work in progress for any cause whatsoever and will only reimburse us for all costs, including overheads and profit, incurred to that date, plus any additional amount of these costs incurred in terminating the work to the client's satisfaction and a guarantee of payment to any contractors or vendors with whom we have dealt on the client's behalf and who have been retained to work on the project.

Formal authorization for us to terminate may be in the form of a signed notice delivered to either party by certified mail at the address designated following:

GEC CONSULTANTS, INC.            Client: ________________
Attn: Mr. Lloyd M. Gordon          Attn: ________________
4604 Birchwood Ave.

Skokie, IL 60076-3835


Within ten days after notice, a check from the client will be delivered to the above address of GEC Consultants Inc. in settlement of all fees and costs due GEC as described above. However, in the case that these fees and costs due GEC are less than the retainer remaining at the time of termination, GEC will deliver a check in the amount of the difference to the client. In case either party defaults in meeting payment deadlines an additional service fee of 2% per month will be included in the running balance.

Disclaimer by GEC

This proposal is made as a guide for the activities to be undertaken by GEC on behalf of this project and is not a representation or warranty of any kind by GEC Consultants, Inc. or any person associated therewith, respecting the present or future accuracy or completeness of, and no representation or warranty is to be inferred from any information contained in the modules listed herein as to the financial success or results based on this proposal.

All restaurants and bar investments are subject to a high degree of risk. The success of restaurant operations may be affected by many factors, including but not limited to the following: high labor costs; food waste; inconsistency of product quality; insufficient security; quality of staff; difficulty of predicting food and drink needs in a new business; adverse changes in general economic conditions; local conditions, such as increased competition that may glut the supply of restaurant facilities; the nature of the neighborhood in which the restaurant is located; the changing population patterns in the area in which the restaurant is located; and the attitude towards service and hospitality provided by the owners in management. GEC Consultants, Inc. suggests that the investors carefully weigh all factors that may effect their financial success and make their decision to proceed independently of the information presented in this proposal.

Intellectual Property

Intellectual Property is defined as those things that are created by GEC by utilizing our experience, talent and expertise including both objective and subjective input. All intellectual work is protected, by the copyright laws and is the intellectual property of GEC but the client has the right to use any of this copyrighted property produced as a adjunct of the agreement specified above.






GEC CONSULTANT& INC. NOTICE TO CLIENTS

Please read this carefully!

FINANCIAL FUNDS

      GEC CONSULTANTS, INC. can assist a client in selecting an appropriate professional to act as an agent to the client in securing funds for capital and other purposes. However, GEC CONSULTANTS, INC. shall be held harmless in this matter and should in no way be construed that GEC CONSULTANTS, INC. is acting as a broker or as a participant in the search for sources of financial funding

BUSINESS PLAN

     If you have contracted with GEC CONSULTANTS, INC. to develop a business plan or various financial documents, this data will be developed and presented to you as hard copy only, and not on any software disks. This is because the software programs that have been utilized to create, edit, or otherwise modify these business plans were developed by GEC CONSULTANTS, INC. by its principal, LLOYD M. GORDON. The price you are paying for the plan or documents or any modifications are for the results only and not for the software or right to manipulate, edit or otherwise alter the basic software intrinsic to this data.

      Therefore, any modifications that you may want to make to any plan must be done by GEC CONSULTANTS, INC. at their usual and customary charges. No license to use the software developed to create the business plans is intended to be leased or sold to you with your plan.

      I have read the above Notice to Clients and agree to accept its terms.

          /s/                    Dated          4-1-03
  ---------------------                    --------------------
        CLIENT